                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or (S)240.14a-12

                               U.S. Foodservice
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

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

                               U.S. FOODSERVICE

                           9755 Patuxent Woods Drive

                           Columbia, Maryland 21046

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               November 18, 1999

                               ----------------

To our stockholders:

  Notice is hereby given that the 1999 annual meeting of stockholders of U.S. Foodservice will be held at the Company's corporate headquarters, located at 9755 Patuxent Woods Drive, Columbia, Maryland 21046, on Thursday, November 18, 1999, at 10:00 a.m., local time, for the following purposes:

  1. to consider and vote upon a proposal to elect two directors of U.S. Foodservice;

  2. to consider and vote upon a proposal to amend U.S. Foodservice's restated certificate of incorporation to increase the number of authorized shares of capital stock from 155,000,000 shares to 405,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 shares to 400,000,000 shares; and

  3. to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

  Only stockholders of record at the close of business on October 8, 1999 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

                                            By Order of the Board of
                                            Directors,

                                            /s/ David M. Abramson

                                            David M. Abramson
                                            Secretary

Dated: October 15, 1999

 YOUR VOTE IS VERY IMPORTANT, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                               U.S. FOODSERVICE
                           9755 Patuxent Woods Drive
                           Columbia, Maryland 21046

                        Annual Meeting of Stockholders
                               November 18, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

Proxy Solicitation

  This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of U.S. Foodservice for use at the Company's 1999 annual meeting of stockholders to be held at the Company's corporate headquarters, located at 9755 Patuxent Woods Drive, Columbia, Maryland 21046, on Thursday, November 18, 1999, at 10:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

  The Company will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

  This proxy statement and the enclosed proxy are first being mailed to the Company's stockholders on or about October 15, 1999.

Voting and Revocability of Proxies

  A proxy for use at the annual meeting and a return envelope are enclosed. Shares of the Company's common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted "FOR" approval of each proposal considered at the annual meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters which are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

  A stockholder who has given a proxy may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: U.S. Foodservice, 9755 Patuxent Woods Drive, Columbia, Maryland 21046, Attention:
Secretary.

Voting Procedure

  All holders of record of the common stock at the close of business on October 8, 1999 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of October 8, 1999, there were 101,499,523 shares of common stock outstanding.

  The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

  Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Broker-dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming the presence of a quorum, will not affect whether the proposal for election of directors is approved at the annual meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve an amendment to the Company's restated certificate of incorporation, which will require approval by the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

                              SECURITY OWNERSHIP

  The information presented below regarding beneficial ownership of the common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

  All information in this proxy statement concerning shares of the common stock gives effect to the Company's two-for-one split of the common stock in the form of a dividend which was completed on August 4, 1999.

  As of August 31, 1999, there were 101,485,395 shares of common stock outstanding.

Principal Stockholders

  The following table presents, as of August 31, 1999, information based upon the Company's records and filings with the SEC regarding each person known to the Company to be the beneficial owner of more than 5% of the common stock:

                                                         Amount and
                                                         Nature of
                    Name and Address of                  Beneficial   Percent of
                     Beneficial Owner                   Ownership(1)     Class
                    -------------------                -------------- ----------
    T. Rowe Price Associates, Inc.(2).................   10,406,816      10.3%
     100 E. Pratt Street
     Baltimore, Maryland 21202

--------
(1) Based upon a Schedule 13G filed with the SEC on August 9, 1999. The number of shares shown reflects the Company's two-for-one split of the common stock which was completed on August 4, 1999.
(2) T. Rowe Price Associates, Inc. reports that it has sole dispositive power with respect to all of the shares shown, sole voting power with respect to 1,383,958 of the shares shown and shared voting power with respect to none of the shares shown.

Security Ownership of Directors, Director Nominees and Executive Officers

  The following table presents, as of August 31, 1999, information regarding the beneficial ownership of the common stock by each director and each nominee to the board of directors, each executive officer of the Company named in the summary compensation table under the "Executive Compensation" section of this proxy statement and all directors and executive officers of the Company as a group:

                                                         Amount and
                                                         Nature of
                         Name of                         Beneficial   Percent of
                     Beneficial Owner                   Ownership(1)     Class
                     ----------------                  -------------- ----------
    David M. Abramson(2)..............................     103,753         *
    Michael J. Drabb(3)...............................      20,000         *
    Eric E. Glass(4)..................................      16,800         *
    Lewis Hay, III(5).................................     261,252         *
    Mark P. Kaiser(6).................................     208,447         *
    Paul I. Latta, Jr.(7).............................      19,000         *
    George T. Megas(8)................................      97,700         *
    James L. Miller(9)................................     822,224         *
    James P. Miscoll(10)..............................      22,314         *
    Jeffrey D. Serkes(11).............................      10,500         *
    Dean R. Silverman(12).............................      16,200         *
    Bernard Sweet(13).................................      34,436         *
    All directors and executive officers
     as a group (12 persons)(14)......................   1,632,626       1.6%

--------
  * Less than 1%.
 (1) The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Except as noted, all persons listed above have sole voting and investment power with respect to their shares.

 (2) Includes outstanding options exercisable within 60 days to purchase 97,776 shares and 4,000 shares held by a family trust for the benefit of Mr. Abramson's minor children, of which Mr. Abramson acts as the trustee and with respect to which he exercises voting and investment power.

 (3) Includes outstanding options exercisable within 60 days to purchase 18,000 shares.
 (4) Includes outstanding options exercisable within 60 days to purchase 16,000 shares.

 (5) Includes outstanding options exercisable within 60 days to purchase 221,524 shares. Also includes 762 shares held by Mr. Hay's wife as a custodian for their minor children. Mr. Hay disclaims beneficial ownership of such shares.

 (6) Includes outstanding options exercisable within 60 days to purchase 139,587 shares.
 (7) Includes outstanding options exercisable within 60 days to purchase 15,000 shares.

 (8) Includes outstanding options exercisable within 60 days to purchase 55,602 shares.

 (9) Includes outstanding options exercisable within 60 days to purchase 388,719 shares.
(10) Includes outstanding options exercisable within 60 days to purchase 18,440 shares.
(11) Includes outstanding options exercisable within 60 days to purchase 10,500 shares.
(12) Includes outstanding options exercisable within 60 days to purchase 15,000 shares.
(13) Includes outstanding options exercisable within 60 days to purchase 18,438 shares and 2,178 shares held of record by Mr. Sweet's wife.
(14) Includes outstanding options exercisable within 60 days to purchase 1,014,586 shares.

                             ELECTION OF DIRECTORS

                                 (Proposal 1)

Nominees for Election as Directors

  The Company's restated certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in the year 2000 and at the annual meeting of stockholders in the year 2001, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

  Mark P. Kaiser and Jeffrey D. Serkes have been nominated for election to the class with a three-year term which will expire at the annual meeting of stockholders in the year 2002. Both nominees are incumbent directors.

  Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

  The board of directors recommends that the stockholders of U.S. Foodservice vote "FOR" the election of the nominees to serve as directors.

  Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

                  Nominees for Election for Three-Year Terms

Name                                                          Age Director Since
----                                                          --- --------------
Mark P. Kaiser...............................................  42      1996
Jeffrey D. Serkes............................................  40      1996

  Mark P. Kaiser was elected Executive Vice President-Sales, Marketing and Procurement of U.S. Foodservice in January 1998. Previously, since 1993, he served as U.S. Foodservice's Senior Vice President-Sales, Marketing and Procurement. Mr. Kaiser served as U.S. Foodservice's Vice President-Sales and Marketing from 1989 to 1991 and as operating executive vice president for sales, marketing and procurement from 1991 to 1993. Mr. Kaiser previously held a number of positions at PYA/Monarch, Inc., a broadline foodservice distributor, including Vice President-Sales, from 1979 to 1989.

  Jeffrey D. Serkes has served as Vice President-Finance, Sales and Distribution of International Business Machines Corporation since June 1999, as Vice President and Treasurer of IBM from January 1995 to May 1999 and as Assistant Treasurer of IBM from August 1994 to December 1994. From 1987 to August 1994, Mr. Serkes held a number of positions with RJR Nabisco, Inc., a manufacturer and marketer of consumer packaged goods, including Vice President and Deputy Treasurer and Vice President and Assistant Treasurer, Corporate Finance. Mr. Serkes serves as a director of IBM Credit Corporation.

                     Directors Whose Terms Expire in 2000

Name                                                          Age Director Since
----                                                          --- --------------
David M. Abramson............................................  46      1994
James L. Miller..............................................  50      1989
Dean R. Silverman............................................  48      1996

  David M. Abramson joined U.S. Foodservice as Senior Vice President and General Counsel in July 1996 and was elected Executive Vice President in January 1998. He has served as Secretary of U.S. Foodservice since September 1996. Mr. Abramson was the President and Managing Principal of the law firm of Levan, Schimel, Belman & Abramson, P.A. from 1992 to 1996. Previously, Mr. Abramson was a Vice President and Principal of that firm.

  James L. Miller has served as Chairman of the Board of Directors and Chief Executive Officer of U.S. Foodservice since July 1989 and as President of U.S. Foodservice from July 1989 to December 1997 and January 1998 to the present. From 1986 to 1989, Mr. Miller served as Executive Vice President and Chief Operating Officer of the Northern Division of PYA/Monarch. From 1983 to 1985, Mr. Miller served as Vice President and General Manager of PYA/Monarch's Northeast Division. Before joining PYA/Monarch, Mr. Miller was employed by SYSCO Corporation, a broadline foodservice distributor, from 1972 to 1983, where he held the positions of Vice President of Operations, Vice President of Sales, and Vice President and General Manager.

  Dean R. Silverman has served since July 1999 as Managing Director of Finance and Strategy for the Washington Capitals NHL franchise. From July 1993 to July 1999, Mr. Silverman served as President of Dean & Company Strategy Consultants, Inc., a strategic management consulting company. Before 1993, Mr. Silverman was a director of Mercer Management Consulting, formerly Strategic Planning Associates, Inc., a management consulting firm, and headed that organization's strategy consulting practice.

                     Directors Whose Terms Expire in 2001

Name                                                          Age Director Since
----                                                          --- --------------
Michael J. Drabb.............................................  66      1994
Eric E. Glass................................................  59      1996
Lewis Hay, III...............................................  44      1991
Paul I. Latta, Jr............................................  56      1996

  Michael J. Drabb has served as Executive Vice President of O'Brien Asset Management, Inc., an institutional asset management firm, since August 1993. From April 1992 to July 1993, Mr. Drabb was retired. Mr. Drabb served as an Executive Vice President and a member of the cabinet of The Mutual Life Insurance Company of New York from 1989 to 1992 and was employed by MONY from 1961 until his retirement in 1992. Mr. Drabb serves as a director of the New York Life Mainstay VP Fund, Inc. and the MONY Series Fund, Inc.

  Eric E. Glass has served as Chairman of the Board of The Taney Corporation, a manufacturer of wooden stairway components and stairways, since 1995. Previously, from 1962 to 1995, Mr. Glass served as President of The Taney Corporation. Mr. Glass serves as a director of the Gettysburg Hospital in Gettysburg, Pennsylvania.

  Lewis Hay, III has served since August 1999 as Vice President and Chief Financial Officer of FPL Group, Inc., a public holding company, and Senior Vice President and Chief Financial Officer of Florida Power and Light Company, a wholly owned subsidiary of FPL Group and a regulated electric utility. Mr. Hay served as Executive Vice President of U.S. Foodservice from September 1997 to May 1999 and as Senior Vice President and Chief Financial Officer of U.S. Foodservice from 1991 to 1997. In June and July 1999, Mr. Hay served as President of LSME Acquisition Company, LLC, a company formed to acquire telecommunications operations. Before joining U.S. Foodservice, Mr. Hay was a Vice President and partner of Mercer Management Consulting, where he led the strategy consulting practice in the firm's Washington, D.C. office. Mr. Hay also serves as a director of Utilities, Inc., a holding company that owns and operates water and waste water utilities.

  Paul I. Latta, Jr. is currently retired. Mr. Latta served from 1993 until his retirement in June 1999 as Senior Vice President of The Rouse Company, a real estate development and management company, where he was responsible for all retail properties. Mr. Latta previously held a number of other positions with The Rouse Company, where he was employed since 1968.

  Of the incumbent directors immediately before the annual meeting, James P. Miscoll and Bernard Sweet were appointed to the board of directors and Mr. Miscoll was appointed to the compensation committee of the board of directors in accordance with the merger agreement, dated as of June 30, 1997, as amended, among Rykoff-Sexton, Inc., the Company and Hudson Acquisition Corp., a wholly owned subsidiary of the Company. Pursuant to the merger agreement, effective on December 23, 1997, the Company acquired Rykoff-Sexton by the merger of Rykoff-Sexton with and into Hudson Acquisition Corp., which was the surviving corporation in the merger. Immediately before the effective time of the merger, as required by the merger agreement, the Company increased the authorized number of directors. Following the effective time of the merger, Messrs. Miscoll and Sweet were elected by the board of directors to fill newly created directorships and Mr. Miscoll was appointed to the compensation committee.

  Immediately before commencement of the annual meeting, the authorized number of directors will be ten directors. Proxies may not be voted at the annual meeting for a greater number of persons than the number of nominees named. After the annual meeting, the board of directors intends to reduce the authorized number of directors to nine directors and to take action to make the three classes of the board equal in number.

Board of Directors and Committees of the Board

  The board of directors held five meetings during the Company's 1999 fiscal year, which ended on July 3, 1999. During fiscal 1999, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.

  The board of directors currently has standing audit, nominating and compensation committees.

  The audit committee, which held five meetings during fiscal 1999, currently consists of Mr. Silverman, who is the Chairman, Mr. Drabb and Mr. Serkes. This committee is responsible for recommending to the full board of directors the selection of the Company's independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of the Company's system of internal accounting controls in consultation with the independent auditors, reviewing generally the activities and recommendations of the independent auditors, and exercising oversight with respect to the Company's code of conduct and other policies and procedures regarding adherence with legal requirements.

  The compensation committee, which held three meetings during fiscal 1999, currently consists of Mr. Drabb, who is the Chairman, Mr. Glass, Mr. Latta and Mr. Miscoll. This committee is responsible for establishing the compensation and benefits of the executive officers of U.S. Foodservice, monitoring compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests, and administering some of the Company's benefit plans.

  The nominating committee, which held one meeting during fiscal 1999, currently consists of Mr. Abramson, who is the Chairman, Mr. Glass and Mr. Silverman. Mr. Hay served as Chairman of the nominating committee during fiscal 1999 until his resignation from the committee effective April 22, 1999. Matthias B. Bowman served as a member of the nominating committee during fiscal 1999 until his resignation from the board of directors and the committee effective March 31, 1999. The nominating committee is responsible for recommending to the full board of directors potential candidates for membership on the board of directors. The Company's restated certificate of incorporation provides that any stockholder wishing to nominate persons for election as directors at a U.S. Foodservice annual meeting must deliver to the Secretary of the Company at the Company's principal office in Columbia, Maryland, a written notice of the stockholder's intention to make such a nomination. The stockholder is required to furnish the notice no later than 90 days prior to the date that is one year from the date of the most recent preceding meeting of stockholders. The notice must include the following information: (1) the name and address of record of the stockholder who intends to make the nomination; (2) a representation that the stockholder is a holder of record of common stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) the name, age, business and residential addresses and principal occupation or employment of each nominee; (4) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder; (5) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed under the rules and regulations of the SEC; and (6) the written consent of each proposed nominee to serve as a director of U.S. Foodservice if so elected.

Director Compensation

  Fees. Directors who are not employees of U.S. Foodservice receive an annual fee of $24,000, plus $1,000 for each board meeting attended in person, $750 for each board meeting attended by conference telephone, $1,000 for each committee meeting attended in person ($500 if attended in person on the date of a board meeting) and $500 for each committee meeting attended by conference telephone. The Chairman of the compensation committee and the Chairman of the audit committee each receive an additional annual fee of $2,000.

  Stock Option Grants. Non-employee directors receive an annual grant of options for 4,000 shares of common stock under the Company's Stock Option Plan for Outside Directors. This plan also generally provides that each such director will receive options to purchase 5,000 shares of common stock upon the director's initial election or appointment to the board of directors.

  Deferred Compensation Plan. Each non-employee director may choose to defer all or a portion of his annual retainer and his meeting fees for each fiscal year under the Company's Non-Employee Director Voluntary Deferred Compensation Plan, which was adopted effective January 1, 1999. The Company will make a 25% matching credit for each amount a director elects to defer under this plan. Directors are fully vested in both the amounts of their deferrals and the amounts credited by the Company.

  Each director who participates in the plan has an individual account which is credited with the periodic deferrals made by the director and credits made by the Company. These amounts are deemed to be invested in U.S. Foodservice common stock. Each participating director's account is credited and adjusted in the amounts by which the deferrals and credits would have increased or been adjusted if they had been invested in the common stock.

   Proceeds from a director's account may be distributed upon the director's separation from service at a stated age, the termination of the director's eligibility to participate in the plan, or the occurrence of a change of control of the Company as defined in the plan. Other than in the foregoing circumstances, a director may receive a distribution of amounts in his account only upon a showing of hardship and the approval of a hardship distribution by the compensation committee. Proceeds may be distributed in either a lump sum or in up to five annual installments, at the director's election. All distributions from directors' accounts will be in the form of common stock issuable under the Company's 1998 Stock Option and Incentive Plan.

  For the portion of fiscal 1999 in which the plan was in effect, each of the Company's non-employee directors participated in the plan and elected to defer at least a portion of his annual retainer or meeting fees for the year. The total amount that each of the non-employee directors deferred under the plan during fiscal 1999 was as follows: for Mr. Drabb, $13,000; for Mr. Glass, $15,250; for Mr. Latta, $12,000; for Mr. Miscoll, $15,250; for Mr. Serkes, $15,750; for Mr. Silverman, $10,400; and for Mr. Sweet, $14,750. The Company made the following matching contributions under the plan during fiscal 1999: for Mr. Drabb, $3,250; for Mr. Glass, $3,813; for Mr. Latta, $3,000; for Mr. Miscoll, $3,813; for Mr. Serkes, $3,938; for Mr. Silverman, $2,600; and for Mr. Sweet, $3,688. As of July 3, 1999, the value of each non-employee director's individual account credited with these contributions was as follows: for Mr. Drabb, $16,054; for Mr. Glass, $18,829; for Mr. Latta, $14,819; for Mr. Miscoll, $18,829; for Mr. Serkes, $19,388; for Mr. Silverman, $12,843; and for Mr. Sweet, $18,179.

Executive Officer who is not a Director

  George T. Megas, age 46, was elected Senior Vice President and Chief Financial Officer of U.S. Foodservice in April 1999. Previously, since 1991, Mr. Megas served as U.S. Foodservice's Vice President- Finance, with responsibility for the accounting, treasury and finance functions. Mr. Megas, a Certified Public Accountant, also served as the Corporate Controller for Strategic Planning Associates, Inc. from 1979 to 1990, when it was acquired by Mercer Management Consulting, and as a Controller for certain regions of Mercer Management Consulting until 1991.

Executive Compensation

  The following table sets forth the compensation paid to the Chief Executive Officer of U.S. Foodservice and to each of the Company's other four most highly compensated executive officers for fiscal 1999, referred to collectively as the named executive officers:

                          Summary Compensation Table

                                         Annual Compensation          Long-Term Compensation
                                ------------------------------------- -----------------------
                                                                       Restricted  Securities
Name and Principal       Fiscal                       Other Annual       Stock     Underlying     All Other
Position                  Year  Salary($) Bonus($) Compensation($)(1) Awards($)(2) Options(#) Compensation($)(3)
------------------       ------ --------- -------- ------------------ ------------ ---------- ------------------
James L. Miller.........  1999   600,000  639,780           --         3,034,219    382,054        147,254
 Chairman of the Board,   1998   550,000  605,000        50,904              --      93,069          9,821
 President and            1997   350,000  448,875           --               --     127,097          5,361
 Chief Executive Officer
Mark P. Kaiser..........  1999   360,000  383,868           --         1,529,850    181,446         90,299
 Executive Vice
  President-Sales,
  Marketing               1998   325,000  357,500           --               --      19,540          6,796
  and Procurement         1997   225,000  288,562           --               --      35,395          5,056
David M. Abramson.......  1999   325,000  346,547           --           651,849     82,214         83,879
 Executive Vice
  President and           1998   300,000  330,000           --               --      19,540          6,719
 General Counsel          1997   225,000  288,562           --               --      25,000          5,506
George T. Megas(4)......  1999   180,663  120,000           --           908,743     60,088         45,826
 Senior Vice President
  and                     1998   160,000   91,385           --               --       8,162          5,623
 Chief Financial Officer  1997   110,000   81,200           --               --      23,571          4,593
Lewis Hay, III(5).......  1999   380,000  405,194           --         2,405,602    151,636         95,700
                          1998   350,000  385,000           --               --      42,597          6,957
                          1997   250,000  320,625           --               --      65,864          5,117

--------
(1) The amount shown in the "Other Annual Compensation" column for fiscal 1998 for Mr. Miller includes $21,915 relating to Mr. Miller's personal use of a Company-owned automobile and $20,189 representing reimbursement of federal and state taxes in connection with such use. Except as set forth above, in accordance with SEC rules, information about other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officers.

(2) The amounts shown in the "Restricted Stock Awards" column represent the value of the restricted stock units awarded to the named executive officers during fiscal 1999 under the Company's restricted stock unit plan and supplemental executive retirement plan as of the date of the awards. The number and value of the total restricted stock units awarded to each of the named executive officers as of July 3, 1999 are as follows: (a) for Mr. Miller, 171,748 units valued at $3,692,582; (b) for Mr. Kaiser, 86,497 units valued at $1,859,686; (c) for Mr. Abramson, 36,564 units valued at $786,126; (d) for Mr. Megas, 51,450 units valued at $1,106,175; and (e)
    for Mr. Hay, 815 units valued at $17,523. Except for the 815 units attributable to Mr. Hay that vested before Mr. Hay's resignation as an officer of the Company effective May 31, 1999, all of the units attributable to Mr. Hay were forfeited upon his resignation.

(3) The amounts shown in the "All Other Compensation" column consist of the following: (a) for Mr. Miller, $4,800, $4,800 and $4,500 in matching contributions by the Company to its 401(k) retirement savings plan, referred to as the 401(k) Plan, in fiscal 1999, 1998 and 1997, respectively, $4,592, $5,021 and $861 in premiums paid by the Company for group term life insurance for Mr. Miller in fiscal 1999, 1998 and 1997, respectively, and $137,862 representing the portion of the Company's fiscal 1999 contributions, plus accrued interest, under the supplemental executive retirement plan, or SERP, credited to Mr. Miller's self-directed account; (b) for Mr. Kaiser, $4,800, $4,800 and $4,500 in matching contributions by the Company to the 401(k) Plan in fiscal 1999, 1998 and 1997, respectively, $3,191, $1,996 and $556 in premiums paid by the Company for group term life insurance for Mr. Kaiser in fiscal 1999, 1998 and 1997, respectively, and $82,308 representing the portion of the Company's fiscal 1999 contributions, plus accrued interest, under the SERP credited to Mr. Kaiser's self-directed account; (c) for Mr. Abramson, $4,800, $4,800 and $4,500 in matching contributions by the Company to the 401(k) Plan in fiscal 1999, 1998 and 1997, respectively, $4,232, $1,919 and $556 in premiums paid by the Company for group term life insurance for Mr. Abramson in fiscal 1999, 1998 and 1997, respectively, and $74,847 representing the portion of the Company's fiscal 1999 contributions, plus accrued interest, under the SERP credited to Mr. Abramson's self-directed account; (d) for Mr. Megas, $4,800, $4,800 and $4,321 in matching contributions by the Company to the 401(k) Plan in fiscal 1999, 1998 and 1997, respectively, $1,237, $823 and $272 in premiums paid by the Company for group term life insurance for Mr. Megas in fiscal 1999, 1998 and 1997, respectively, and $39,789 representing the portion of the Company's fiscal 1999 contributions, plus accrued interest, under the SERP credited to Mr. Megas's self-directed account; and (e) for Mr. Hay, $4,800, $4,800 and $4,500 in matching contributions by the Company to the 401(k) Plan in fiscal 1999, 1998 and 1997, respectively, $3,451, $2,157 and
   $617 in premiums paid by the Company for group term life insurance for Mr. Hay in fiscal 1999, 1998 and 1997, respectively, and $87,449 representing the portion of the Company's fiscal 1999 contributions, plus accrued interest, under the SERP credited to Mr. Hay's self-directed account. The amount under the SERP credited to Mr. Hay's self-directed account was forfeited upon Mr. Hay's resignation as an officer of the Company.

(4) Formerly Vice President-Finance, Mr. Megas was elected Senior Vice President and Chief Financial Officer upon Mr. Hay's resignation.
(5) On April 22, 1999, Mr. Hay resigned his position as Executive Vice President and Chief Financial Officer effective May 31, 1999. Mr. Hay received salary payments through the end of fiscal 1999 and a bonus payment with respect to the entire fiscal year.

Stock Option Grants in Fiscal 1999

  The following table sets forth information concerning all stock options granted during fiscal 1999 to the named executive officers:

                         Option Grants in Fiscal 1999

                               Individual Grants

                                                                                    Potential
                                                                                   Realizable
                                                                                Value of Assumed
                                                                                 Annual Rates of
                                                                                      Stock
                         Number of   % of Total                                Price Appreciation
                           Shares     Options                                          for
                         Underlying  Granted to     Exercise                       Option Term(3)
                          Options   Employees in     Price      Expiration     ------------------------
          Name            Granted   Fiscal 1999  ($/Share)(1)     Date(2)        5%($)         10%($)
          ----           ---------- ------------ -------------- ----------     ---------      ---------
James L. Miller.........  200,000    9.19(4)         18.60        8/19/08      2,336,230      5,923,534
                           39,178    1.80(5)         24.00        8/31/05        357,041        823,051
                           88,156    4.05(5)         21.41       11/14/06        854,952      2,028,506
                           26,978    1.24(5)         21.41        7/16/06        248,172        583,503
                           27,742    1.27(5)         21.41         8/8/07        300,404        727,338
Mark P. Kaiser..........   90,000    4.13(4)         18.60        8/19/08      1,051,304      2,665,591
                           16,640     .76(5)         24.00        8/31/05        151,645        349,573
                           31,536    1.45(5)         24.00       11/22/04        248,901        562,089
                           11,206     .51(5)         21.41         8/8/07        121,344        293,798
                            7,514     .35(5)         21.41        7/16/06         69,122        162,519
                           24,550    1.13(5)         21.41       11/14/06        238,090        564,906
David M. Abramson.......   80,000    3.68(4)         18.60        8/19/08        934,492      2,369,414
                            2,214     .10(5)         24.00       11/22/04         17,474         39,462
George T. Megas.........   20,000     .92(4)         18.60        8/19/08        233,623        592,353
                           10,674     .49(5)         24.00       11/22/04         84,245        190,251
                            5,204     .24(5)         24.00        8/31/05         47,426        109,326
                           15,228     .70(5)         25.38       11/14/06        178,381        424,643
                            4,320     .20(5)         25.38         8/8/07         56,427        137,082
                            4,662     .21(5)         25.38        7/16/06         51,836        122,280
Lewis Hay, III..........  135,000    6.20(4)         18.60        4/15/00(6)      70,169(7)     143,530(7)
                           16,636     .76(5)         24.00        4/15/00(6)      24,527         49,315

--------
(1) The exercise price may be paid in cash, in common stock valued at fair market value on the exercise date or in a combination of cash and common stock.
(2) The term of each option may not exceed ten years.
(3) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the option, assuming that the shares appreciate in value from the option grant date compounded annually until the end of the option term at the rate specified, 5% or 10%, and that the option is exercised and sold on the last day of the option term for the appreciated share price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the SEC and do not represent the Company's estimate or projection of future prices of the shares. There is no assurance provided to any named executive officer or any other holder of common stock that the actual stock price appreciation over the term of the applicable options will be at the assumed 5% and 10% levels or at any other defined level.
(4) One-third of each such option granted vests on the first, second and third anniversary dates of the option grant date. Upon a change of control of U.S. Foodservice, as defined in the Company's 1994 Stock Incentive Plan, all previously unvested options will vest and become immediately exercisable.

(5) Reflects reload options granted under reload option provisions of the Company's 1994 Stock Incentive Plan.

(6) Under the terms of the Company's 1994 Stock Incentive Plan, the expiration dates for the options of Mr. Hay shown in the table were accelerated to April 15, 2000 as a result of Mr. Hay's resignation as an officer effective May 31, 1999. The original expiration dates for Mr. Hay's options to purchase 135,000 and 16,636 shares shown in the table were August 19, 2008 and August 31, 2005, respectively.

(7) The amount shown reflects the potential realizable value only for the options to purchase 45,000 shares that will be vested prior to the accelerated option expiration date. See footnote (6) above.

Stock Option Exercises in Fiscal 1999

  The following table sets forth information concerning all stock options exercised during fiscal 1999 and unexercised stock options held at the end of that fiscal year by the named executive officers:

                Aggregated Option Exercises in Fiscal 1999
                       and Fiscal Year-End Option Values

                                                    Number of Securities
                                                         Underlying         Value of Unexercised In-
                                                   Unexercised Options at     the-Money Options at
                           Shares                         7/3/99(#)               7/3/99($)(1)
                         Acquired on    Value     ------------------------- -------------------------
          Name           Exercise(#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
James L. Miller.........   250,224    2,916,271      89,386      544,566       407,600    2,037,306
Mark P. Kaiser..........   135,422    1,962,016          --      234,795            --      714,411
David M. Abramson.......     3,490       64,565      52,257      127,547       542,348      594,188
George T. Megas.........    60,686      953,558          --       89,148            --      319,583
Lewis Hay, III..........    26,236      442,601     134,614      233,944     1,147,189    1,128,900

--------

(1) Value based on the last reported sale price of a share of common stock of $21.50 on July 2, 1999, as reported on the New York Stock Exchange composite tape, minus the exercise price.

Executive Employment Contracts and Severance Agreements

  The Company has entered into an employment agreement with James L. Miller, dated July 3, 1989 and amended as of June 27, 1995, pursuant to which Mr. Miller is employed by U.S. Foodservice as the Chairman of the Board, President and Chief Executive Officer. The employment agreement provides for successive one-year renewals unless U.S. Foodservice gives written notice at least one year in advance of its intention not to renew. The agreement provides that, in addition to his annual base salary, Mr. Miller may earn an annual bonus equal to varying percentages of his base salary based on the Company's achievement of financial and operating targets set by the compensation committee.

  Before his resignation as an officer of the Company effective May 31, 1999, Lewis Hay, III was party to an employment agreement with the Company, dated August 9, 1991, and amended as of June 27, 1995, pursuant to which Mr. Hay was employed by U.S. Foodservice as Executive Vice President and Chief Financial Officer. The agreement provided for successive one-year renewals absent written notice by U.S. Foodservice of non-renewal at least 360 days in advance. Mr. Hay's employment agreement provided that, in addition to his annual base salary, Mr. Hay was eligible to earn an annual bonus equal to varying percentages of his base salary based on the Company's achievement of financial and operating targets set by the compensation committee.

  The Company's current employment agreement with Mr. Miller and former employment agreement with Mr. Hay, as well as the Company's severance agreement, dated as of September 27, 1995, with Mark P. Kaiser, who serves as Executive Vice President-Sales, Marketing and Procurement, provide for the payment of certain severance benefits to each such officer if the officer's employment is terminated by U.S. Foodservice without cause or if the officer terminates his employment for cause. In the latter case, "cause," as defined, includes a material reduction in the executive's duties, specified relocations of the executive's office, a reduction in the executive's base salary, and notification to the executive that his employment agreement will not be renewed. Upon such a termination, the executive will be entitled to receive
(1) a lump-sum payment in an amount equal to three times, for Messrs. Miller and Hay, or two times, for Mr. Kaiser, the executive's base salary and bonus for the preceding fiscal year, reduced, in specified circumstances, by any amount attributable to the acceleration of the vesting of outstanding stock options, and (2) welfare and similar benefits for three years substantially equivalent to those provided prior to termination.

  The Company has entered into employment agreements with Messrs. Miller and Kaiser, dated as of January 4, 1996, which will supersede the foregoing employment and severance agreements at such time, if any, as there is a change of control of U.S. Foodservice, as defined in the new employment agreements. Each agreement provides for a three-year employment term. Each executive will be entitled to receive a base salary at least equal to twelve times the highest monthly base salary paid or payable to the executive during the twelve months immediately preceding commencement of the employment term. In addition, each executive will be eligible to receive annual cash and non-cash bonuses in an amount at least equal to the bonuses for which such executive previously was eligible. Each agreement provides for payment of severance benefits to the executive if, among other things, the executive terminates his employment for good reason. "Good reason" is defined to include termination by the executive for specified reasons, including a material reduction in the executive's duties, certain relocations of the executive's office and failure of U.S. Foodservice to comply with requirements of the agreement relating to the executive's compensation, or termination by the executive for any reason within the 30-day period following six months after commencement of the employment term. Upon such a termination, the executive will be entitled to receive (1) a lump-sum payment in an amount equal to three times the executive's annual base salary and highest annual bonus, as defined, and (2) welfare fringe benefits for three years substantially equivalent to those provided prior to termination. If the amount payable to the executive under the agreement upon a change in control of U.S. Foodservice exceeds defined threshold amounts, federal excise tax could be imposed on the executive and U.S. Foodservice could lose a tax deduction for a portion of the payment. The agreement provides, subject to limitations, that, in the event a federal excise tax is imposed, U.S. Foodservice will pay the executive a "gross-up" payment in an amount such that, after payment by the executive of such excise tax and any other taxes imposed upon the foregoing payments, the executive retains an amount of the gross-up payment equal to such excise tax. Before his resignation as an officer of the Company effective May 31, 1999, Mr. Hay was party to an employment agreement with the Company having substantially the same terms as the employment agreements described in this paragraph.

  The Company has entered into an employment agreement with David M. Abramson, dated as of June 10, 1996 and effective as of July 1, 1996, pursuant to which Mr. Abramson is employed as Executive Vice President and General Counsel of U.S. Foodservice. Mr. Abramson's employment agreement provides for an initial three-year term, which will be automatically extended for one year on each anniversary date of the agreement unless U.S. Foodservice provides Mr. Abramson with notice of non-renewal. The agreement provides that, in addition to his annual base salary, Mr. Abramson will be eligible to receive annual cash and stock-based incentives equal to varying percentages of his annual base salary. Mr. Abramson's employment agreement has substantially the same severance provisions as the Company's employment agreements with Messrs. Miller and Kaiser dated as of January 4, 1996.

  The Company has entered into an employment agreement with George T. Megas, dated as of June 24, 1999 and effective as of April 22, 1999, pursuant to which Mr. Megas is employed as Senior Vice President and Chief Financial Officer of U.S. Foodservice. This agreement provides for an initial three-year term, which will be automatically extended for one year on each anniversary date of the agreement unless U.S. Foodservice provides Mr. Megas with notice of non-renewal. The agreement provides that, in addition to his annual base salary, Mr. Megas will be eligible to receive annual cash and stock-based incentives equal to varying percentages of his annual base salary. Mr. Megas's agreement has substantially the same severance provisions as the Company's employment agreements with Messrs. Miller and Kaiser dated as of January 4, 1996. Mr. Megas's agreement supersedes a severance agreement, dated as of September 27, 1995, between the Company and Mr. Megas, which had substantially the same terms as Mr. Kaiser's severance agreement described above, and an employment agreement, dated as of January 4, 1996, between the Company and Mr. Megas, which had substantially the same terms as the employment agreements with Messrs. Miller and Kaiser dated as of January 4, 1996.

Management Compensation Plans

  Restricted Stock Unit Plan. Effective July 1, 1998, the compensation committee of the board of directors adopted a restricted unit plan for the named executive officers. The plan provides for awards of "restricted stock units" to the executives. Each restricted stock unit represents a conditional right to receive a share of common stock in the future and is subject to restrictions and to a risk of forfeiture.

  Executives vest in the restricted stock units, and the earnings attributable to the units, at the rate of 25% per year after completion of six and one half years of continuous service with the Company measured from July 1, 1998. An executive will become fully vested in his restricted stock units upon retirement at age 55, upon termination of his employment due to death, disability or good reason, as defined in the plan, or upon the occurrence of a change of control of the Company, as defined in the plan. If an executive is terminated without cause, the executive will become vested in the restricted stock units, and the earnings attributable to the units, at the rate of 10% for the initial six-month period commencing July 1, 1998 and at the rate of 10% per year thereafter.

  Amounts credited to an executive's account will be distributed to the executive upon termination of his employment. The amounts will be distributed as a lump sum or in up to 15 annual installments, at the executive's option. In addition, an executive may elect to have vested amounts distributed prior to termination of his employment in a lump sum, in up to 15 annual installments or in installments of other amounts. An executive also may request a hardship distribution before termination of his employment, subject to approval by the compensation committee. All amounts are distributed in the form of common stock issuable under one or more of the Company's stock incentive plans.

  Supplemental Executive Retirement Plan. Effective July 1, 1998, the compensation committee of the board of directors adopted a nonqualified supplemental executive retirement plan, or SERP, for the named executive officers.

  The Company makes quarterly contributions to the SERP in each fiscal year in an aggregate amount equal to 15% of each executive's base salary and target bonus for such fiscal year. Of each contribution, 50% is deemed to be invested in restricted stock units. The SERP allows the executives to select a number of different investment options in which the remaining 50% of the contribution will be deemed to be invested.

  Executives generally vest in the amounts contributed for each year, and the earnings attributable to such amounts, at the rate of 20% per year over five years from the first day of the year in which the contribution is made. For the initial period commencing July 1, 1998, the executives will vest in the amounts contributed at the rate of 20% after the initial six-month period and at the rate of 20% per year over four years thereafter. An executive will become fully vested in the SERP upon retirement at age 55, upon termination of employment due to death, disability or good reason, as defined in the SERP, or upon the occurrence of a change of control of the Company, as defined in the SERP.

  Amounts credited to an executive's accounts will be distributed to the executive upon termination of his employment in a lump sum or in up to 15 annual installments, at the executive's option. Amounts deemed to be invested in restricted stock units will be distributed in the form of common stock issuable under one or more of the Company's stock incentive plans. The remaining amounts credited to an executive's accounts will be distributed in cash. An executive may request a hardship distribution before termination of his employment, subject to approval by the compensation committee.

Transactions with Related Parties

  Severance Benefits. On April 22, 1999, Lewis Hay, III, the Company's Executive Vice President and Chief Financial Officer, resigned from his positions effective May 31, 1999. Mr. Hay will receive salary payments through October 15, 1999, reflecting payment of Mr. Hay's accrued vacation benefits for the period after his resignation. Mr. Hay was awarded an annual bonus with respect to fiscal 1999 on the same basis as if Mr. Hay's employment had continued through the end of the fiscal year. Mr. Hay's termination benefits also included continuation of health and other insurance benefits through June 1, 1999 and accrued benefits under the SERP. Vesting of Mr. Hay's outstanding stock options continued through October 15, 1999.

  Exercise of Registration Rights. In connection with its acquisition of Rykoff-Sexton by merger, the Company assumed Rykoff-Sexton's rights and obligations under a registration rights agreement pursuant to which entities, referred to as the ML investors, were entitled to registration rights with respect to the common stock they received in the merger. The ML investors are entities of which Merrill Lynch Capital Partners, Inc. or one of its affiliates is a direct or indirect managing partner or controlling entity. These entities collectively held approximately 16% of the outstanding U.S. Foodservice common stock after the merger. In fiscal 1999, under the registration rights agreement, the Company registered under the Securities Act of 1933 the public offering and sale by the ML investors of all of their U.S. Foodservice common stock. The Company paid the expenses of this registration of approximately $0.9 million, excluding the underwriting discount attributable to the shares sold by the ML investors. Matthias B. Bowman and Albert J. Fitzgibbons III, the designees of Merrill Lynch Capital Partners to the U.S. Foodservice board of directors until their resignations effective March 31, 1999, may be deemed to have beneficially owned some or all of the shares of common stock held by the ML investors.

  Termination of Standstill Agreement. Until March 31, 1999, the Company was entitled to the benefits of a standstill agreement, dated as of May 17, 1996, among Merrill Lynch Capital Partners and the ML investors, referred to as the ML entities, and Rykoff-Sexton. The standstill agreement imposed restrictions on the acquisition, transfer and voting of U.S. Foodservice voting securities by the ML entities and provided for representation on the board of directors and committees of the board by individuals selected by the ML entities. The standstill agreement, which was originally for the benefit of Rykoff-Sexton, became effective with respect to U.S. Foodservice upon consummation of its acquisition of Rykoff-Sexton and terminated effective upon the sale by the ML investors of their holdings of U.S. Foodservice common stock on March 31, 1999.

  Other Transactions. The law firm of Miles & Stockbridge P.C., of which David
M. Abramson, an executive officer and director of the Company, is Of Counsel, provided legal services to the Company during fiscal 1999. Mr. Abramson is not paid by such law firm for his services as Of Counsel.

                  Report of the Compensation Committee of the
                    Board of Directors of U.S. Foodservice
                           on Executive Compensation

  The Compensation Committee (the "Committee") of the U.S. Foodservice Board of Directors, which is composed exclusively of non-management directors, offers this report regarding its executive compensation policy and compensation program for the Chief Executive Officer and the other executive officers of U.S. Foodservice in effect for fiscal 1999. This report, as well as the performance graph on page 18, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

  Compensation Policy. The overall goal of the Committee is to develop compensation policies and practices which support the attainment of the Company's strategic business objectives. The Committee uses the services of independent executive compensation consultants in developing and evaluating compensation plans in order to achieve these objectives.

  The Committee annually compares executive compensation levels for the Chief Executive Officer and the Company's other executive officers to the compensation of executives employed by companies in the peer group index shown on the performance graph in this proxy statement and other foodservice distribution companies. The Committee also compares the Company's short-term and long-term results to the performance of comparable companies.

  The Company's executive compensation program includes a base salary, annual cash bonuses, a supplemental executive retirement plan and long-term incentive compensation in the form of stock incentive awards. Overall, these programs are intended to link executive compensation to the Company's performance. The Committee believes that a substantial portion of cash compensation should be tied to performance-based objectives. To encourage equity ownership by the Company's executives and to link executive compensation with increases in stockholder value, the Committee's policy is to provide that a significant portion of total executive compensation will be in the form of periodic stock incentive awards.

  Base Salary. In conjunction with its annual review of base salaries, the Committee approved a base salary increase for fiscal 1999 over fiscal 1998 of 9% for the Chief Executive Officer and salary increases ranging from 8% to 11% for the other executive officers. The salary increases were determined based on the Committee's analysis of the Company's performance, individual performance, compensation levels of executives with similar responsibilities at comparable companies, and cost-of-living increases. The Committee also took into account the expansion of responsibilities of the Chief Executive Officer and the other executive officers that resulted from the Company's acquisition of Rykoff-Sexton, Inc. in fiscal 1998.

  Annual Cash Bonuses. The Company pays annual cash bonuses to its executive officers based upon the achievement of corporate financial and other objectives established by the Committee for the fiscal year. The objectives are established at levels intended to assure that, if achieved, the levels represent significant improvements in stockholder value. Executive officers have the opportunity to earn cash bonuses equal to a varying percentage of their base salary, depending upon the attainment of those objectives.

  For fiscal 1999, the bonus objectives of the Chief Executive Officer and the other executive officers were based on earnings per share (weighted 60%) and specified financial, sales and operational objectives (weighted 40%). The operational objectives included acquisitions of foodservice businesses in furtherance of strategic and financial goals. For fiscal 1999, the Company exceeded the earnings per share objective and met substantially all of the financial, sales and operational objectives.

  Applying the bonus formulas specified for fiscal 1999, the Committee approved an annual bonus for the Chief Executive Officer equal to 107% of his target annual bonus and annual bonuses for the other executive officers, except for Mr. Megas, equal to 107% of their respective target annual bonuses. As a result of the assumption by Mr. Megas of the duties of Senior Vice President and Chief Financial Officer during fiscal 1999, the Committee awarded Mr. Megas a bonus equal to 66% of his cumulative base salary for fiscal 1999. All annual target bonuses for a fiscal year are measured as a percentage of the executive's base salary for that fiscal year.

  Supplemental Executive Retirement Plan. The Committee approved awards to all executive officers in fiscal 1999 under a supplemental executive retirement plan, pursuant to which the executive officers are awarded an amount equal to 15% of their base salary and target annual bonus for each fiscal year. The awards under this plan vest 20% per year for each of the five years after each annual award for fiscal 1999 and subsequent fiscal years. One-half of the amounts held under the plan are deemed to be invested in restricted stock units under the Company's 1998 Stock Option and Incentive Plan (the "Stock Incentive Plan") and will be distributed in the form of Common Stock, while the remaining amounts will be deemed to be invested as directed by the executive officer and will be distributed in cash.

  Long-Term Incentives. Based in part upon fiscal 1999 performance, the Committee in fiscal 2000 approved the grant of stock options under the Stock Incentive Plan for 150,000 shares of Common Stock to the Chief Executive Officer and for a total of 345,000 shares of Common Stock to the executive officers in the aggregate, including the Chief Executive Officer. Based in part upon fiscal 1999 performance, the Committee in fiscal 2000 awarded stock options for 1,127,341 shares of Common Stock to other members of the Company's corporate, regional and division management.

  In determining the amount of stock option awards under the Stock Incentive Plan, the Committee considers each executive's current performance and anticipated future contributions to the Company's performance, as well as the amount and terms of the options previously granted to the executive by the Company. The grant of stock options to the Chief Executive Officer and the other executive officers for fiscal 1999 was based on the Committee's assessment of both the past contributions of the executive officers and their anticipated role in increasing stockholder value.

  All stock options granted to executive officers for fiscal 1999 were non-qualified stock options with an exercise price that was equal to the fair market value of the U.S. Foodservice Common Stock on the date of grant. The options increase in value only to the extent of appreciation in the Common Stock, thereby providing a clear link to enhancement of stockholder value. To emphasize the long-term incentive provided by options under the Stock Incentive Plan, the stock options awarded for fiscal 1999 vest in increments over a three-year period.

  Based in part upon fiscal 1999 performance, in fiscal 2000 the Committee made a special award to the Chief Executive Officer of restricted stock units under the Stock Incentive Plan for 132,232 shares of Common Stock. The awards vest 25% per year beginning December 31, 2004 and on each December 31 thereafter through December 31, 2007. All amounts become fully vested upon retirement at age 55, upon termination of employment due to death, disability or good reason (as defined in the plan) or upon a change of control of the Company.

  Potential Effect of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986 generally sets a limit of $1 million on the amount of compensation paid to executive employees (other than enumerated categories of compensation, including performance-based compensation) that may be deducted by a publicly-held company. The Committee's policy is to seek to qualify executive compensation for deductibility to the extent that such a policy is consistent with the Company's overall objectives and executive compensation policy. Compensation attributable to stock options granted under the Stock Incentive Plan currently is excluded from the $1 million limit as "qualified performance-based compensation" contained in applicable Treasury regulations. The Committee believes that no compensation for fiscal 1999 is at risk of not being fully deductible.

                                          THE COMPENSATION COMMITTEE

                                          Michael J. Drabb (Chairman)
                                          Eric E. Glass
                                          Paul I. Latta, Jr.
                                          James P. Miscoll

Compensation Committee Interlocks and Insider Participation

  The compensation committee of the board of directors during fiscal 1999 was composed of Michael J. Drabb, who is the Chairman, Eric E. Glass, Paul I. Latta, Jr. and James P. Miscoll. None of the members of the Committee was an officer or employee of U.S. Foodservice or any subsidiary thereof during fiscal 1999. There are no interlock relationships as defined in the applicable SEC rules.

Stockholder Return Performance Graph

  The following graph and table show the cumulative total stockholder return on the common stock compared to the Standard & Poor's 500 Stock Index and a self-constructed peer group index for the periods between November 16, 1994, the date the common stock began trading on the Nasdaq National Market, and July 2, 1999, the last trading day in fiscal 1999. The peer group index is composed of SYSCO Corporation and Performance Food Group Company, both of which are public companies in the broadline foodservice distribution industry. The total stockholder return on each company included in the peer group index has been weighted according to such company's capitalization as of the beginning of each period. The graph assumes $100 was invested on November 16, 1994 in (1) common stock, (2) the foodservice distribution industry peer group index and (3) the Standard & Poor's 500 Stock Index, and assumes reinvestment of dividends.



           [Stockholder Return Performance Graph Appears here]
                   November   June    June    June    June    July
                     1994     1995    1996    1997    1998    1999
                   -----------------------------------------------
U.S. Foodservice     $100     $127    $227    $274    $310    $391
Peer Group           $100     $112    $131    $143    $197    $241
S&P 500 Index        $100     $117    $144    $190    $244    $299

                          CHARTER AMENDMENT PROPOSAL

                                 (Proposal 2)

  U.S. Foodservice's restated certificate of incorporation currently authorizes the issuance of a total of 150,000,000 shares of U.S. Foodservice common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share, for a total authorized capital stock of 155,000,000 shares. The stockholders are asked to consider and vote upon a proposal to amend the restated certificate of incorporation to increase the number of authorized shares of U.S. Foodservice capital stock from 155,000,000 to 405,000,000 shares and to increase the number of authorized shares of common stock from 150,000,000 to 400,000,000 shares. The number of authorized shares of preferred stock will remain fixed at 5,000,000 shares. The board of directors approved the proposed amendment to the restated certificate of incorporation at a meeting held on September 23, 1999.

  Of the presently authorized 150,000,000 shares of common stock, approximately 101,500,000 shares were issued and outstanding as of September 30, 1999 and an additional approximately 20,600,000 shares, referred to as reserved shares, were reserved for issuance under U.S. Foodservice's benefit plans, an outstanding warrant and other existing agreements. The number of shares of common stock outstanding and reserved for issuance doubled as a result of the two-for-one split of the common stock which the Company completed on August 4, 1999. If the charter amendment proposal is approved, U.S. Foodservice would have available for future issuance, excluding the reserved shares, approximately 277,900,000 shares of common stock. If the charter amendment proposal is not approved, U.S. Foodservice would have available for future issuance, excluding the reserved shares, approximately 27,900,000 shares of common stock.

  Although U.S. Foodservice has no present plans or commitments to issue the proposed additional authorized shares of common stock, the additional shares would be available for issuance without further action by the Company's stockholders except as required by law or regulation, including requirements of the New York Stock Exchange. The board of directors believes that the authorization of the additional shares is desirable so that there will be sufficient shares available for issuance for purposes that the board of directors may hereafter determine to be in the best interests of U.S. Foodservice and its stockholders. These purposes could include additional offers of shares for cash and acquisitions of foodservice businesses, as well as the declaration of stock splits and stock dividends and other general corporate purposes. In its last three fiscal years, U.S. Foodservice has consummated acquisitions of a significant number of foodservice businesses, the consideration for most of which consisted entirely or partially of common stock, and completed public offerings of additional common stock for cash. In many situations, prompt action may be required which would not permit U.S. Foodservice to seek stockholder approval to authorize additional shares for a specific transaction on a timely basis. The board of directors believes it should have the flexibility to act promptly in the best interests of U.S. Foodservice and its stockholders. The terms of any future issuance of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

  The proposed increase in the authorized shares of common stock is designed to provide flexibility to the board of directors. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of U.S. Foodservice, and would have a dilutive effect on stockholders.

  If the stockholders approve the proposal to increase the number of authorized shares of common stock, the additional authorized shares will be part of the existing class of common stock and will increase the number of shares of common stock available for issuance by the Company, but will have no effect upon the terms of the common stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of common stock will have the same rights and privileges as the shares of common stock currently outstanding. Holders of the proposed additional shares of common stock will not have preemptive rights to purchase additional shares of common stock.

  If the charter amendment proposal is approved by the stockholders, Article IV of the restated certificate of incorporation would read in its entirety as follows:

                                ARTICLE IV
                                 CAPITAL STOCK

       The Corporation shall have the authority to issue a total of four hundred five million (405,000,000) shares of capital stock, each with a par value of $0.01, consisting of four hundred million (400,000,000) shares of Common Stock and five million (5,000,000) shares of Preferred Stock.

  If the proposal is approved by the stockholders, the proposed amendment to the restated certificate of incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware after the annual meeting.

Approval of Proposal

  Approval of the charter amendment proposal will require the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

  The board of directors recommends that the stockholders of U.S. Foodservice vote "FOR" the charter amendment proposal.

                            INDEPENDENT ACCOUNTANTS

  KPMG LLP has acted as the Company's independent accountants for U.S. Foodservice's 1999 fiscal year. Representatives of KPMG LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of U.S. Foodservice. Such reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Dean
R. Silverman filed one late report with respect to his ownership of shares of common stock held through his individual retirement account. Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal 1999 or written representations that no other reports were required, the Company believes that the foregoing reporting persons otherwise complied with all filing requirements for fiscal 1999.

             STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2000

  Pursuant to rules of the SEC, in order for stockholder proposals to be presented at the U.S. Foodservice annual meeting of stockholders in 2000, such proposals must be received by the Secretary of U.S. Foodservice at the Company's principal office in Columbia, Maryland, no later than June 11, 2000. In addition, the Company's restated certificate of incorporation requires that notice of proposals by stockholders to be brought before any annual meeting must be delivered to the Company not less than 90 days prior to the date of the meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting (or not less than 60 days, if the meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting, or, with respect to any other annual meeting, on or before the 15th day following the date of public disclosure of the meeting date). The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name, age and business and residential addresses, as they appear on the Company's records, of the stockholder proposing such business,
(3) the class and number of shares of the Company which are beneficially owned by the stockholder and (4) any material interest of the stockholder in such business. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

                                 OTHER MATTERS

  The board of directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

                                          By Order of the Board of Directors,
                                          /s/ David M. Abramson
                                          David M. Abramson
                                          Secretary

Dated: October 15, 1999

                               U.S. FOODSERVICE
                           9755 PATUXENT WOODS DRIVE
                           COLUMBIA, MARYLAND 21046

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF U.S. FOODSERVICE FOR THE ANNUAL MEETING ON
                         NOVEMBER 18, 1999 AT 10:00 AM

                               U.S. FOODSERVICE

The undersigned appoints David M. Abramson and George T. Megas, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of U.S. Foodservice common stock which the undersigned may be entitled to vote at the annual meeting of stockholders to be held on November 18, 1999, and at any adjournment or postponement thereof, as indicated on the reverse side. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. Receipt of notice of annual meeting and proxy statement is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

           U.S. FOODSERVICE, P.O. BOX 1628, NEW YORK, NY 10277-1628
           --------------------------------------------------------

           (Continued, and to be signed and dated on reverse side.)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)


PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE [X]


1.  Election of directors

        FOR all             WITHHOLD
    nominees listed        AUTHORITY
        below           for all nominees
         [ ]                  [ ]

Nominees: Mark P. Kaiser and Jeffrey D. Serkes

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


-------------------------------------------------


2. Proposal to approve the amendment to the Company's restated certificate of incorporation to increase the number of authorized shares of capital stock and to increase the number of authorized shares of common stock, as described in the accompanying proxy statement of the Company dated October 15, 1999.

                FOR             AGAINST         ABSTAIN
                [ ]               [ ]             [ ]


3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.


               CHANGE OF ADDRESS AND OR COMMENTS MARK HERE  [ ]


Signature ____________________ Signature ____________________ Date _____________

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executors, Administrator, Trustee or Guardian should give their full title.



--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE